UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 17, 2008

CORNERSTONE CORE PROPERTIES REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, CA 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the property described in Item 2.01 is incorporated by reference herein.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On April 17, 2008, we purchased an existing multi-tenant industrial property known as Monroe North CommerCenter from Realvest-Monroe Commercenter, LLC, a non-related party.    The purchase price was approximately $14.3 million after giving effect to negotiated price reductions of approximately $0.9 million related to market conditions and assumption of the seller’s existing mortgage loan on the property.  The acquisition was funded with net proceeds raised from our ongoing public offering and the assumption of an existing mortgage loan on the property described below.

The property consists of approximately 181,300 square feet of leaseable space in two buildings located on approximately 14 acres of land in Sanford, Florida, in Seminole County, a part of the greater Orlando metropolitan area.  The property is currently 100% leased at an average annual rent of $6.20 per square foot to 15 tenants whose spaces range in size from approximately 7,300 square feet to approximately 29,000 square feet.

Metropolitan Orlando’s central location offers almost equidistant access to the state’s other major metropolitan centers, positioning the region as a hub with quick, easy access to air, land and water transportation routes. This network of air routes, rail systems and interstate highways as well as nearby deep-water ports is attractive to manufacturing, warehouse and distribution sector businesses.  Monroe North CommerCenter benefits from a desirable North Orlando location and from immediate access to a major interstate highway interchange.

According to CB Richard Ellis, Central Florida remains an economically over performing metro area and will remain in that category in the foreseeable future, due to strong demographic trends and moderate costs of living. According to CB Richard Ellis, the first quarter of 2008 closed with an overall vacancy rate of 8.8% in the Orlando metropolitan market and a vacancy rate of 10.6% in Seminole County while average overall first quarter 2008 rental rate for the Orlando area were slightly higher than for the fourth quarter of 2007.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of Monroe North CommerCenter, on April 17, 2008, we entered into an assumption and amendment of note, mortgage and other loan documents (the “Loan Assumption Agreement”) with Transamerica Life Insurance Company (“Transamerica”).  Pursuant to the Loan Assumption Agreement, we assumed the outstanding principal balance of approximately $7.4 million on the Transamerica mortgage loan.  The loan matures on November 1, 2014 and bears interest at a fixed rate of 5.89% per annum.

The material terms of the loan assumption described above are qualified in their entirety by the full text of the Loan Assumption Agreement, which is attached to this report as Exhibit 10.6.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Audited financial statements for Monroe North CommerCenter will be filed by amendment to this Form 8-K no later than July 3, 2008.

(b)	Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than July 3, 2008.

(d)	Exhibits.

Exhibit 10.1	Purchase and Sale Agreement, by and between Cornerstone Operating Partnership, L.P. and Realvest-Monroe Commercenter LLC, a Florida limited Liability company, dated November 29, 2007

Exhibit 10.2	First Amendment to Purchase and Sale Agreement, by and between Cornerstone Operating Partnership, L.P. and Realvest-Monroe Commercenter LLC, a Florida limited Liability company, dated January 15, 2008

Exhibit 10.3
Second Amendment to Purchase and Sale Agreement, as amended, by and between Cornerstone Operating Partnership, L.P. and Realvest-Monroe Commercenter LLC, a Florida limited Liability company, dated January 28, 2008

Exhibit 10.4
Third Amendment to Purchase and Sale Agreement, as amended, by and between Cornerstone Operating Partnership, L.P. and Realvest-Monroe Commercenter LLC, a Florida limited Liability company, dated February 20, 2008

Exhibit 10.5
Fourth Amendment to Purchase and Sale Agreement, as amended, by and between Cornerstone Operating Partnership, L.P. and Realvest-Monroe Commercenter LLC, a Florida limited Liability company, dated April 1, 2008

Exhibit 10.6
Assumption and Amendment of Note, Mortgage and Other Loan Documents, by and between Cornerstone Operating Partnership, L.P. and TransAmerica Life Insurance Company, an Iowa corporation, dated April 17, 2008

Exhibit 99.1	Press release dated April 22, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: April 23, 2008